TRUST VOTING AGREEMENT

      TRUST VOTING AGREEMENT (this "Agreement"), dated December 22, 1998 by and between PiRod Holdings, Inc., a Delaware corporation ("PiRod"), and the UNR Asbestos-Disease Claims Trust (the "Trust").

      WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below);

      WHEREAS, ROHN Industries, Inc., a Delaware corporation ("ROHN"), and PiRod propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which PiRod shall be merged with and into ROHN (the "Merger"), upon the terms and conditions set forth in the Merger Agreement;

      WHEREAS, as of the date hereof, the Trust beneficially owns 29,348,051 ROHN Shares (the "Owned Shares");

      WHEREAS,   the  Boards  of  Directors  of  ROHN  and  PiRod  have  adopted resolutions approving the Merger and recommending that ROHN's stockholders and PiRod's stockholders, respectively, vote to approve the Merger;

      WHEREAS, the Board of Directors of ROHN has adopted resolutions approving, for purposes of Section 203 of the GCL, this Agreement;

      WHEREAS,  as a  condition  to their  willingness  to enter into the Merger
Agreement, PiRod has required that the Trust agree to vote all of the Owned Shares, together with all ROHN Shares which the Trust acquires after the date hereof, whether upon the exercise of options, conversion of convertible securities or otherwise (the Owned Shares, together with such after acquired shares, the "Shares"), on the terms and subject to the conditions provided for in this Agreement;

       NOW, THEREFORE, in consideration of the execution and delivery by ROHN and PiRod of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                             VOTING AGREEMENT; PROXY

       SECTION 1.1. VOTING. The Trust hereby agrees that, subject to the Voting Conditions set forth below, at any meeting of the stockholders of ROHN called by ROHN and at every adjournment or postponement thereof, it shall (i) appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, (ii) vote the Shares in favor of the Merger and approval and adoption of the Merger Agreement at the ROHN Meeting, (iii) vote the Shares against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of ROHN in the Merger Agreement, and (iv) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving ROHN and a third party or any other proposal of a third party to acquire ROHN. The obligation of the Trust to vote the Shares pursuant to the preceding sentence is subject to satisfaction of each of the following conditions (the "Voting Conditions"): (x) there shall have been no amendment or modification of (including any waiver of any provision of) the Merger Agreement that is in any manner adverse to the Trust or ROHN (unless such amendment or modification has been agreed to in writing by the Trust and
ROHN), (y) the Bankruptcy Court, as defined below, shall have approved the sale pursuant to the Merger Agreement by the Trust of the Shares as provided in the Plan of Reorganization, as defined below (the "Bankruptcy Court Approval") and such Bankruptcy Court Approval shall be in full force and effect and (z) there shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, that makes the vote of the Shares by the Trust illegal or otherwise prohibited.


      SECTION 1.2. IRREVOCABLE PROXY. As security for the Trust's obligations under Section 1.1 hereof and subject to Section 2.1 hereof, the Trust hereby irrevocably constitutes and appoints PiRod as its attorney and proxy pursuant to the provisions of Section 212(c) of the GCL, with full power of substitution and resubstitution, to vote the Shares at any meeting of stockholders of ROHN called by ROHN in each case only as and to the extent provided in clauses (ii), (iii) and (iv) of Section 1.1 hereof; PROVIDED, HOWEVER, that PiRod shall not have the right to vote the Shares unless each of the Voting Conditions shall have been satisfied as of the time of such vote; and PROVIDED, FURTHER, HOWEVEr, that in any such vote or other action pursuant to such proxy, PiRod shall not in any event have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the consideration to be received by the ROHN stockholders or to otherwise amend or modify (or waive any provision of) the Merger Agreement. The proxy granted pursuant to this Section 1.2 shall irrevocably cease and shall be of no further force or effect upon (x) any violation by PiRod of any of the terms of this Agreement or (y) the termination of the Merger Agreement or this Agreement in accordance with its terms. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE, SUBJECT TO THE FOREGOING AND SECTION
2.1 HEREOF, AND COUPLED WITH AN INTEREST. The Trust hereby revokes all other proxies and powers of attorney with respect to the Shares that it may have heretofore appointed or granted and shall take all further actions as may be necessary or desirable to evidence such revocation, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Trust with respect thereto, other than as contemplated by Section 1.1 hereof.

                                   ARTICLE II

                                   TERMINATION

      SECTION 2.1. TERMINATION. This Agreement shall terminate on the earlier of
(i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by ROHN pursuant to Section 8.1.3(a) thereof as a result of a Takeover Proposal, this Agreement shall not terminate until the 60th day following the date on which notice of such Takeover Proposal was first provided by ROHN to PiRod in accordance with Section 5.1.8 of the Merger Agreement;
PROVIDED, FURTHER, that notwithstanding anything to the contrary in this Agreement, the Trust shall have the ability, after the Trust determines in good faith, after consultation with its legal and financial advisers, that a Takeover Proposal that has not been solicited, initiated or encouraged after the date hereof in violation of clause 4.3(i) herein may reasonably be expected to result in a Superior Proposal, throughout such 60-day period, to confirm, orally or in writing, to the third party that has made such Takeover Proposal that it intends (subject to such qualifications as the Trust deems appropriate) to enter into a voting, tender or other agreement with such Third Party with respect to the Shares upon termination of this Agreement.

      SECTION 2.2. EFFECT OF TERMINATION. In the event of a termination of this Agreement as provided in Section 2.1 hereof, (i) this Agreement and all obligations hereunder (including, without limitation, the obligations of the Trust pursuant to Section 1.1 and Article IV hereof and the proxy appointment under Section 1.2 hereof) shall forthwith become void and of no further force or effect and (ii) there shall be no liability or obligation on the part of PiRod or the Trust or their respective officers, directors or Trustees hereunder thereafter; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for any breach hereof prior to such termination.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF PIROD. PiRod hereby represents and warrants to the Trust as follows:

      (a) ORGANIZATION, DUE AUTHORIZATION. PiRod is a corporation duly organized, validly existing and in good standing under the laws of Delaware. PiRod has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PiRod, and no other corporate proceedings on the part of PiRod are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PiRod and constitutes a valid and binding agreement of PiRod, enforceable against PiRod in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity.

      (b) NO CONFLICTS. Other than in connection with or in compliance with the provisions of the GCL with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the HSR Act and foreign laws, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by PiRod of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by PiRod will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of PiRod under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which PiRod is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of PiRod to perform its obligations hereunder.

      SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF THE TRUST. The Trust hereby represents and warrants to PiRod as follows:

      (a) ORGANIZATION, DUE AUTHORIZATION. The Trust has been duly formed and is validly existing as a trust under the laws of the State of Illinois pursuant to the UNR Asbestos-Disease Claims Trust Agreement dated February 23, 1990, as amended effective February 18, 1997, (the "Trust Agreement") among UNR
Industries, Inc., as reorganized pursuant to the Plan of Reorganization (as defined below) as Settlor, and John H. Laeri, Jr., Michael E. Levine, The Honorable James J. McMonagle, Charles W. Murdock and David S. Shrager, as Trustees, pursuant to the Consolidated Plan of Reorganization dated March 14, 1989 (the "Plan of Reorganization"), as confirmed by the order of the United States District Court and the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). The Trust Agreement remains in full force and effect. The Trust has delivered to PiRod true and complete copies of the Trust Agreement. The Trust complies in all respects with the requirements of a trust set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Reform Act of 1978, as amended. The Trust has the power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Except for obtaining the Bankruptcy Court Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Trustees of the Trust, and no other trust proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Subject to the Bankruptcy Court Approval and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, this Agreement has been duly and validly executed and delivered by the Trust and constitutes a valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms.

      (b) TITLE; VOTING RIGHTS. The Trust has good and valid title to the Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature. Except pursuant to this Agreement and the Plan of Reorganization, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

      (c) OWNERSHIP OF ROHN SHARES. On the date hereof, the Trust owns, of record or beneficially, 29,348,051 ROHN Shares. The Trust has sole voting power and sole power of disposition with respect to the Owned Shares, with no restrictions, subject to applicable federal securities laws, on its rights of disposition pertaining thereto except as set forth in Section 3.2(d) hereof.

      (d) NO CONFLICTS. Other than in connection with or in compliance with the Bankruptcy Court Approval, the provisions of the GCL, the federal securities laws, the NASD, the securities or takeover laws of the various states, the HSR Act and foreign laws, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Trust of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Trust will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Trust under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument (including without limitation the Trust Agreement and the Plan of Reorganization) to which the Trust is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of the Trust to perform its obligations hereunder.

                                   ARTICLE IV

                             COVENANTS OF THE TRUST

      The Trust hereby covenants and agrees as follows:

      SECTION 4.1. RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. The Trust hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any Shares into a voting trust or enter into a voting agreement with respect to any such Shares or
(iii) take any action that would make any representation or warranty of the Trust contained herein untrue or incorrect or have the effect of preventing or disabling the Trust from performing its obligations under this Agreement.

      SECTION 4.2. ADDITIONAL SHARES. The Trust hereby agrees, while this Agreement is in effect, to promptly notify PiRod in writing in accordance with
Section 6.3 hereof of the number of new ROHN Shares acquired by the Trust, if any, after the date hereof and shall provide a certificate to PiRod which shall reaffirm the representations and warranties of the Trust set forth in Section
3.2 with respect to such additional Shares.

      SECTION 4.3. NO SOLICITATION. The Trust shall, and shall direct its officers, Trustees, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than PiRod that may be ongoing with respect to a Takeover Proposal. While this Agreement is in effect, the Trust shall not, and shall not authorize or permit any of its officers, Trustees or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of them to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the Effective Time, the Trust determines in good faith, after consultation with its financial and legal advisers, that a Takeover Proposal that has not been solicited, initiated or encouraged after the date hereof in violation of clause (i) above may reasonably be expected to result in a Superior Proposal, the Trust and ROHN may (x) furnish information with respect to ROHN and its subsidiaries to the third party that has made such Takeover Proposal (and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party) pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal.

      SECTION 4.4. NO APPRAISAL RIGHTS. The Trust hereby agrees, while this Agreement is in effect, that it will not exercise any appraisal rights to which it may be entitled under the GCL with respect to the Merger.

                                    ARTICLE V

                                OTHER AGREEMENTS

      SECTION 5.1. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Article I of this Agreement. The Trust shall use reasonable efforts to obtain the Bankruptcy Court Approval as promptly as practicable.

      SECTION 5.2. PUBLIC ANNOUNCEMENTS. Each of PiRod and the Trust agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any agreement with the NASD and (ii) the party making such disclosure has first used its commercially reasonable best efforts to consult with the other party about the form and substance of such disclosure.

                                   ARTICLE VI

                                  MISCELLANEOUS

       SECTION 6.1. NON-SURVIVAL. The respective representations and warranties made herein shall terminate upon the termination of this Agreement.

      SECTION 6.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Except for Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Bain Capital Mezzanine Fund, L.P. and BCM Capital Partners, L.P., whom the parties agree are third party beneficiaries of this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

      SECTION 6.3. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed do have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      To the Trust as follows:

         John H. Laeri, Jr.
         Meadowcroft Associates
         9 Burr Road
         Westport, Connecticut  06880

      Copy to:

         Ed Kaufmann, Esq.
         Hughes Hubbard & Reed LLP
         One Battery Park Plaza
         New York, New York  10004

      To PiRod:

         PiRod Holdings, Inc.
         1565 Pidco Drive
         P.O. Box 128
         Plymouth, Indiana  46563

         Attention: Myron Noble
                    Chief Executive Officer

      Copies to:

         Bain Capital, Inc.
         Two Copley Place
         Boston, Massachusetts  02116
         Attention: Paul Spinale
                    Principal

         James L. Learner, Esq.
         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois  60601

      SECTION 6.4. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws of the State of Delaware or any other jurisdiction that, in either case, would call for the application of the substantive laws of any jurisdiction other than Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 6.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      SECTION 6.6. DESCRIPTIVE HEADINGS. The descriptive headings used hereby are inserted for convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement.

      SECTION 6.7. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      IN WITNESS WHEREOF, PiRod and the Trust have caused this Agreement to be duly executed as of the day and year first above written.



                              PIROD HOLDINGS, INC.


                              By:       /S/ MARC WOLPOW
                                 --------------------------------------
                                 Name:  Marc Wolpow
                                 Title: President



                              UNR ASBESTOS-DISEASE CLAIMS TRUST


                              By:       /S/ JOHN H. LAERI, JR.
                                 --------------------------------------
                                 Name:  John H. Laeri, Jr.
                                 Title: Trustee